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                                                                    Exhibit 99.3

Dear Members of the Board

I would like to clarify my comments to you in my email of October 8, 2004 regarding STG's performance and, more specifically, my statement that I thought there was a "disconnect between what we are hearing and what is actually happening." I am NOT referring to any financial information presented to the Board.

Matt Christiano